/C O R R E C T I O N -- Comerica Incorporated/
In the news release, Comerica Plans Share Repurchase of Up to $236 Million, issued 26-Mar-2014 by Comerica Incorporated over PR Newswire, we are advised by the company that the year in the first paragraph, last sentence, should read "2024" rather than "2018" as originally issued inadvertently. The complete, corrected release follows:

Comerica Plans Share Repurchase of Up to $236 Million
Board to Consider an Increase
to Quarterly Dividend in April
Federal Reserve Did Not Object
to Company’s 2014 Capital Plan
DALLAS/March 26, 2014 – Comerica Incorporated (NYSE: CMA) today announced that after the Federal Reserve had completed its 2014 Comprehensive Capital Analysis and Review (“CCAR”), it did not object to the Comerica capital plan and capital distributions contemplated in the plan. Comerica’s capital plan provides for up to $236 million in share repurchases for the four-quarter period commencing in the second quarter 2014 and ending in the first quarter 2015. The reacquired shares will be held as treasury shares and may be used for various corporate purposes, including to offset issuances of common shares under Comerica’s compensation plans. In addition, Comerica's capital plan includes the authority to redeem $150 million of subordinated notes due 2024 when callable at par later this year.
On January 21, 2014, and as part of its 2013 capital plan, Comerica announced that its Board of Directors increased the quarterly cash dividend for common stock 12 percent to 19 cents ($0.19) per share, payable April 1, 2014, to common stock shareholders of record on March 14, 2014. The 2014 capital plan, which was approved by Comerica's Board of Directors, further contemplates a 1 cent increase in Comerica's quarterly dividend to $0.20 per common share, a 5 percent increase over the current dividend rate. The dividend proposal will be considered by the Board at its next scheduled meeting on April 22, 2014. Going forward, it is expected that dividend actions contemplated by the Board will be aligned with the annual Federal Reserve CCAR process.
“We are pleased the Federal Reserve has completed its review and that we are moving forward with our 2014 capital plan,” said Ralph W. Babb Jr., chairman and chief executive officer. “Our ability to execute our plan reaffirms our company’s consistent, conservative approach to relationship banking that has been proven throughout the economic cycle. We remain focused on providing a good return to shareholders while maintaining our strong capital ratios.”

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $65.2 billion at December 31, 2013.

Forward Looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; volatility and disruptions in global capital and credit markets; changes in Comerica's credit rating; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers; operational difficulties, failure of technology infrastructure or information security incidents; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wendy Bridges	Darlene Persons
(214) 462-4443	(214) 462-6831

Brittany Butler
(214) 462-6834